SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  January 21, 1999



                                    SCOTT'S LIQUID GOLD-INC.
             (Exact name of Registrant as specified in its charter)

  Colorado                         0-12343            84-0920811
(State or other                 (Commission        (I.R.S. Employer
 jurisdiction                   File Number)      Identification No.)
 of incorporation)


                   4880 Havana Street, Denver, CO            80239
             (Address of principal executive offices)     (Zip Code)

Registrant's telephone number:  (303) 373-4860


Item 5.  Other Events.

     Scott's Liquid Gold-Inc. (the "Company") has previously reported on a lawsuit filed in the Federal District Court for the District of Colorado against the Company, Neoteric Cosmetics, Inc., a wholly-owned subsidiary of the Company which manufactures and sells skin care products under the name Alpha Hydrox, and the Company's chairman, Jerome J. Goldstein. The plaintiffs in the case have been Leslee Brooks (a daughter of Mr. Jerome J. Goldstein), her husband, Dr. Norman Brooks (a California dermatologist), and a related corporation. The lawsuit has involved a claim for compensation by the Brooks relating to Alpha Hydrox products. On July 24, 1998, a jury unanimously found in favor of the Company, its subsidiary, and Jerome J. Goldstein. The jury found that there was no liability as to each claim of the plaintiffs. Subsequently, the plaintiffs in the Brooks case filed an appeal of the judgment to the United States Tenth Circuit Court of Appeals.

     On January 21, 1999, the Company entered into a settlement agreement with the plaintiffs in the Brooks case. The settlement results in a dismissal of the appeal of that case and a release regarding the Company and the other defendants in the case. In the settlement, the defendants paid $225,000 to the plaintiffs. The Company continues to believe that the claims of the plaintiffs in the Brooks case were groundless. The settlement allowed the Company to avoid the cost, time, and any uncertainty involved in an appeal of the case.



                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            Scott's Liquid Gold-Inc.
                                            (Registrant)



Date:     January 25, 1999                   By:  Barry Shepard, Treasurer